Exhibit 23.3
Consent of Independent Auditor

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Ryder System, Inc. of our report dated June 16, 2025, relating to the financial statements of Ryder System, Inc. 401(k) Savings Plan (the Plan), which appears in this Form S-8.

BDO USA, P.C.
Miami, FL
June 15, 2026